Exhibit 99.1

                      Gastar Exploration Appoints
             Jeffrey C. Pettit as Chief Operating Officer


    HOUSTON--(BUSINESS WIRE)--Aug. 20, 2007--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today announced the appointment of Jeffrey C. Pettit as Vice President and Chief Operating Officer.

    Mr. Pettit, age 50, has more than 28 years of experience in the oil and gas industry. Since 2001, he has held various positions at Dominion Exploration and Production, including General Manager-Gulf Coast Operations and Engineering, General Manager - Coalbed Methane, and Joint Interest Manager. Prior to joining Dominion, Mr. Pettit worked as a private engineering consultant for several independent oil and gas companies from 1999 until 2001. Previously, he held various operations, acquisitions and reservoir engineering management positions with Burlington Resources, LL&E, Inexco Oil Company and Pennzoil. Mr. Pettit holds a B.S. degree in Petroleum Engineering from Mississippi State University.

    "I'm pleased to welcome Jeff to our team," commented J. Russell Porter, Gastar's Chairman, President and CEO. "We look forward to utilizing his extensive industry expertise as we continue to exploit Gastar's domestic and Australian assets. His experience in managing operations and his understanding of unconventional natural gas and oil resources will be valuable additions to Gastar. In this highly competitive personnel environment, the fact that an experienced and highly sought after professional like Jeff has chosen to join Gastar is an indication of the quality of the assets that Gastar controls and the potential value that can be recognized from the exploitation of those assets."

    About Gastar Exploration

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 3 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.


    CONTACT: Gastar Exploration Ltd., Houston
             Chief Executive Officer
             J. Russell Porter, 713-739-1800
             rporter@gastar.com
             or
             Investor Relations Counsel:
             DRG&E
             Lisa Elliott, 713-529-6600
             lelliott@drg-e.com
             or
             Anne Pearson, 713-529-6600
             apearson@drg-e.com